Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

TURNSTONE BIOLOGICS CORP.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

				Proposed
				Maximum	Maximum
	Security	Fee		Offering	Aggregate		Amount of
Security	Class	Calculation	Amount	Price Per	Offering	Fee	Registration
Type	Title	Rule	Registered(1)	Share	Price	Rate	Fee
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2023 Equity Incentive Plan	457(c) and 457(h)	1,154,966(2)	$2.84(3)	$3,280,103.44	0.00014760	$484.15
Equity	Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2023 Employee Stock Purchase Plan	457(c) and 457(h)	230,993(4)	$2.41(5)	$557,617.10	0.00014760	$82.31
Total Offering Amounts				—	$3,837,720.54	—	$566.46
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$566.46

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock (“Common Stock”) of Turnstone Biologics Corp. (the “Registrant”) that become issuable under the Registrant’s 2023 Equity Incentive Plan (the “2023 Plan”), or the Registrant’s 2023 Employee Stock Purchase Plan (the “2023 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2023 Plan on January 1, 2024, pursuant to an evergreen provision contained in the 2023 Plan. Pursuant to such provision, the number of shares reserved for issuance under the 2023 Plan will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and ending on (and including) January 1, 2033, in an amount equal to five percent (5%) of the total number of shares of the Registrant’s Common Stock outstanding on December 31 of the preceding calendar year; provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock.

(3)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee on the basis of $2.84 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on May 6, 2024 as reported on the Nasdaq Global Market.

(4)

Represents shares of Common Stock that were added to the shares reserved for future issuance under the 2023 ESPP on January 1, 2024, pursuant to an evergreen provision contained in the 2023 ESPP. Pursuant to such provision, the number of shares reserved for issuance under the 2023 ESPP will automatically increase on January 1 of each year for a period of 10 years, beginning on January 1, 2024 and continuing through (and including) January 1, 2033, by the lesser of (a) one percent (1%) of the total number of shares of Capital Stock outstanding on December 31st of the preceding calendar year, and (b) 666,861 shares of Common Stock, provided, however, that the Company’s board of directors may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of Common Stock than would otherwise occur pursuant to clauses (a) and (b).

(5)

Estimated in accordance with Rules 457(c) and 457(h) solely for the purpose of calculating the registration fee. The offering price per share and the aggregate offering price are based upon $2.41 per share, which is the average of the high and low selling prices per share of the Registrant’s Common Stock on May 6, 2024 as reported on the Nasdaq Global Select Market multiplied by 85%, which is the percentage of the price per share applicable to purchases under the 2023 ESPP.